UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2017

NOTIS GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54928	30-0893689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

633 West 5th Street, 28th Floor

Los Angeles, California 90071

(Address of principal executive offices) (zip code)

(323) 688-7911

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

(d) At a Special Meeting of our Board of Directors held on June 1, 2017, our Board of Directors approved the nomination of the Judith Hammerschmidt to fill a vacancy on our Board.

Judith Hammerschmidt, 62, has spent the last 35 years as an international attorney. She began her career as a Special Assistant to the Attorney General of the United States, focusing on international matters of interest to the US government, including negotiating treaties and agreements with foreign governments. She then joined Dickstein, Shapiro & Morin, LLP, a Washington, DC firm, where she represented companies around the world as they expanded internationally in high regulated environments. Her clients included Guess? Inc., Pfizer, Merck, the Receiver for BCCI Bank of the United Arab Emirates, Recycled Paper Products, Inc., and Herbalife International. She provided structuring, growth and regulatory advice for these and other companies. She joined Herbalife International as Vice President and General Counsel of Europe in 1994, becoming Executive Vice President and International Chief Counsel in 1996. In 2002, she was part of the management group that sold Herbalife. Since that time, she has served as outside counsel to a series of entrepreneurial companies looking to expand internationally, primarily in the food and drug/nutritional supplements space. In addition, Ms. Hammerschmidt was a Principal in JBT, LLC, a privately held company that owned “mindful dining” restaurants in the Washington, DC area. Those properties were sold in 2010. She continues to act as outside counsel for small companies while serving on our board.

At a Special Meeting of our Board of Directors held on June 14, 2017, our Board of Directors approved the following individuals to serve on various committees, all as noted below:

Compensation Committee

Thomas A. Gallo, Chair

Judith Hammerschmidt

Andrew Kantarzhi

Ned L. Siegel

Audit Committee

Charles K. Miller, Chair

Thomas A. Gallo

Ned L. Siegel

Nominating & Governance Committee

Judith Hammerschmidt, Chair

Andrew Kantarzhi

Ned L. Siegel

Section 8 – Other Events

Item 8.01 Other Events.

On May 31, 2017, we, and two of our subsidiaries, EWSD I, LLC (“EWSD”) and Pueblo Agriculture Supply and Equipment LLC, and Trava LLC, a Florida limited liability company that has lent various sums to us (“Trava”), entered into a Management Services Agreement (the “MS Agreement”) in respect of our hemp grow-and-extraction operations located in Pueblo, Colorado (the “Pueblo Farm”). The MS Agreement has a 36-month term with two consecutive 12-month unilateral options exercisable in the sole discretion of Trava. Pursuant to the provisions of the MS Agreement, Trava shall collect all revenue generated by the Pueblo Farm operations. Further, Trava is to satisfy all of our Pueblo Farm-related past due expenses and, subject to certain limitations, to pay all current and future operational expenses of the Pueblo Farm operations. Finally, commencing October 2017, Trava is obligated to make the monthly mortgage payments on the Pueblo Farm, although we remain responsible for any and all “balloon payments” due under the mortgage. On a cumulative calendar monthly cash-on-cash basis, Trava is obligated to tender to us or, at our option, to either or both of our subsidiaries, an amount equivalent to 51% of the net cash for each such calendar month. Such monthly payments are on the 10th calendar day following the end of a calendar month for which such tender is required.

On June 20, 2017, we (and EWSD) have settled our dispute with Whole Hemp Company LLC (“Whole Hemp”). The dispute was initiated by Whole Hemp, which, on or about June 1, 2016, filed a lawsuit against EWSD (Pueblo County District Court, Case No. 2016CV30462). The lawsuit was dismissed by stipulation of the parties. Thereafter, on or about July 19, 2016, EWSD initiated an arbitration before JAMS (Case ID: 18657). Effective June 20, 2017, pursuant to a mediation, the parties entered into a Confidential Settlement and Mutual Release Agreement (the “Release Agreement”), pursuant to which we and Whole Hemp dismissed with prejudice all of our respective claims or counterclaims against each other, as asserted in the Arbitration, and mutually released each other from all claims. The Release Agreement specifically provides that neither its execution nor implementation is, or will be deemed to be or construed as, an admission by any party of any liability, act, or matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOTIS GLOBAL, INC.

Dated: July 14, 2017	By:	/s/ Jeffrey Goh
	Name:	Jeffrey Goh
	Title:	Chief Executive Officer